Exhibit 99.1

WEST MARINE REPORTS IMPROVED FIRST QUARTER 2012 OPERATING RESULTS

WATSONVILLE, CA, April 26, 2012 - West Marine, Inc. (Nasdaq: WMAR) today released unaudited financial results for the first quarter of 2012.

First Quarter 2012 Highlights:

•	Net revenues were $121.5 million, an increase of 6.7% versus last year.
•	Comparable store sales increased by 4.3%.
•	Pre-tax loss was $10.6 million, a 13.5%, or $1.7 million improvement versus last year. (Due to seasonality, West Marine has historically reported a loss for the first quarter.)
•	Net loss per share was $(0.27) compared to $(0.55) in 2011. (2012 net loss reflected the significant favorable impact of a change in effective tax rate to a benefit of 41.2% this year versus a provision of 0.5% last year.)
•	At quarter end, the company was debt-free. At the end of the comparable period last year, West Marine had $21.1 million outstanding under its credit facility.
•	Inventory per square foot decreased by 4.3% compared to the first quarter last year.

Geoff Eisenberg, West Marine’s CEO, commented: “2012 is off to a strong start for West Marine and we are encouraged by these results. The success of our growth strategies, combined with a relatively warm and dry Spring, puts us in a great position as we enter our key boating season. Our outstanding teams of Associates continued to manage the business effectively and deliver improved bottom line results.”

2012 First Quarter Results

Net revenues for the 13 weeks ended March 31, 2012 were $121.5 million, up 6.7 % compared to net revenues of $113.8 million for the 13 weeks ended April 2, 2011. Revenues in the Stores segment were $108.1 million, up $7.9 million, or 7.9%, compared to the same period last year. Comparable store sales grew by 4.3% versus the same period last year. We believe this growth was driven by both internal and external factors. We experienced higher sales in all core categories during the first quarter, especially maintenance-related products, which we believe were related to the dry, warm weather and early Spring experienced this year across most areas of the country. We also saw growth in our soft goods categories, reflecting the success of our merchandise expansion strategy. Our revenues from stores opened or expanded in 2011 and the first three months of 2012 contributed $13.8 million to our Stores segment. The impact of stores closed during these same periods effectively reduced revenues by $9.2 million. The majority of the closures were a result of our ongoing real estate optimization strategy to evolve into having fewer, larger stores.

Our Port Supply segment revenues, representing sales to our wholesale customers through our distribution centers, for the first quarter of 2012 were $6.3 million, a decrease of $0.2 million, or 3.6%, compared to the same period last year. Our ongoing execution of real estate optimization, including adding hubs in our store locations that target and cater to Port Supply customers, continues to shift revenue from the Port Supply segment to the Stores segment. We believe these initiatives improve our service model to our wholesale customers.

Net revenues in our Direct-to-Customer segment for the quarter were $7.1 million, a decrease of $0.1 million, or 0.7%, compared to the same period last year. Our domestic sales demonstrated solid growth. This growth was offset, however, by lower sales to international customers.

Gross profit for the first quarter was $29.5 million, an increase of $4.8 million compared to 2011. As a percentage of net revenues, gross profit increased by 2.6% to 24.3%, compared to gross profit of 21.7% last year. This increase was driven primarily by a 1.7% improvement in raw product margins, due to less promotional and clearance activity. There also was a sales mix shift away from higher-priced, but lower margin items, such as electronics, to higher-margin maintenance-related items. We attribute this shift to the mild and dry weather, which prompted customers to prepare their boats earlier in the season this year. The increase in gross profit as a percentage of revenues also resulted from our leveraging of relatively-fixed occupancy expense by 1.1% on the higher sales and a 0.1% improvement in shrink results. Gross profit margin improvements were partially offset by a 0.3% increase in unit buying and distribution costs incurred this year.

Selling, general & administrative (“SG&A”) expense for the quarter was $39.9 million, an increase of $3.0 million compared to the same period last year. As a percentage of net revenues, SG&A expense increased by 0.5% to 32.9%, on higher sales. Drivers of the higher SG&A expense included: $1.0 million in higher accrued bonus expense, reflecting performance above budgeted expectations; $0.7 million in higher store payroll to support the higher sales and for training related to our new point-of-sale system; $0.7 million in higher store project expense reflecting the opening of three flagship stores during the first quarter this year compared to one flagship store last year; and $0.4 million in higher information technology spending.

Pre-tax loss for the 13 weeks ended March 31, 2012 was $10.6 million, a $1.7 million, or 13.5%, improvement from pre-tax loss of $12.3 million last year.

The effective income tax rate for the first quarter of 2012 was a benefit of 41.2%, compared to a provision of 0.5% in 2011. The year-over-year change in our effective tax rate primarily was due to the release of most of our valuation allowance during the second quarter of fiscal 2011. The release of this valuation allowance last year returned us to a more normalized effective tax rate this year. As a result, we were able to record a tax benefit in the first quarter of 2012 since it was a loss quarter within a forecasted profitable year. This benefit was not available to us during the first quarter of 2011 since a full valuation allowance was in place against our deferred tax assets at that time.

Net loss per share was $(0.27) per share, a 50.9% improvement compared to a net loss per share of $(0.55) per share last year.

Total inventory at the end of the first quarter was $240.9 million, a $6.8 million, or 2.7%, decrease versus the first quarter of last year, and a 4.3% decrease on an inventory per square foot basis. Inventory turns for 2012 were up slightly versus the first quarter of last year.

We are encouraged by our first quarter results and are confirming our previously-communicated full-year guidance for 2012.

WEBCAST AND CONFERENCE CALL

As previously announced, West Marine will hold a conference call and webcast on Thursday, April 26, 2012, at 10:00 AM Pacific Time to discuss first quarter 2012 financial results. The live call will be webcast and available in real time on the Internet at westmarine.com under "Investor Relations." The earnings release will also be posted on the Internet at westmarine.com under "Press Releases" on the Investor Relations page. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.

Interested parties can also connect to the conference call by dialing (800) 341-6235 in the United States and Canada and (706) 634-1041 for international calls. Please be prepared to give the conference ID number 70199041. The call leader is Geoff Eisenberg, West Marine's President and Chief Executive Officer.

An audio replay of the call will be available April 26, 2012 at 1:00 PM Pacific Time through May 3, 2012 at 8:59 PM Pacific Time. The replay number is (855) 859-2056 in the United States and Canada and (404) 537-3406 for international calls. The access code is 70199041.

ABOUT WEST MARINE

West Marine, the largest specialty retailer of boating supplies and accessories, has 313 company-operated stores located in 38 states, Puerto Rico, Canada and three franchised stores located in Turkey. Our Direct-to-Customer division, which comprises our call center, direct mail and e-commerce channels, offers Customers over 75,000 products plus the convenience of exchanging catalog and e-commerce purchases at our Store locations. Our Port Supply division is one of the largest wholesale distributors of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies. For more information on West Marine's products and store locations, or to start shopping, visit westmarine.com or call 1-800-BOATING (1-800-262-8464).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements concerning statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. These forward-looking statements include, among other things, statements that relate to our expectations and projections with respect to our ability to execute on our strategic growth strategies, expectations related to our earnings and growth in profitability, and our expectations for full-year 2012 results, as well as facts and assumptions underlying these expectations and projections. In addition, the results presented in this release are preliminary and unaudited, and may change as we finalize our financial statements. Actual results for our first quarter of 2012 and the current fiscal year may differ materially from the preliminary expectations expressed or implied in this release due to various risks, uncertainties or other factors, including the risk factors set forth in West Marine’s annual report on Form 10-K for the fiscal year ended December 31, 2011, as well as the discussion of critical accounting policies in our Form 10-K for the year ended December 31, 2011. Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

Contact: West Marine, Inc.

Tom Moran, Senior Vice President and Chief Financial Officer

(831) 761-4229

West Marine, Inc.

Condensed Consolidated Balance Sheets

(Unaudited and in thousands, except share data)

	March 31, 2012	April 2, 2011
ASSETS
Current assets:
Cash	$2,230	$2,068
Trade receivables, net	7,754	6,793
Merchandise inventories	240,884	247,694
Deferred income taxes	5,727	3,151
Other current assets	24,686	19,341
Total current assets	281,281	279,047

Property and equipment, net	61,295	57,577
Long-term deferred taxes	7,993	-
Other assets	3,180	3,383
TOTAL ASSETS	$353,749	$340,007

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$47,684	$54,721
Accrued expenses and other	40,564	38,848
Total current liabilities	88,248	93,569

Long-term debt	-	21,071
Deferred rent and other	14,348	15,291
Total liabilities	102,596	129,931

Stockholders' equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	-	-
Common stock, $.001 par value: 50,000,000 shares authorized; 23,176,737 shares issued and 23,145,847 shares outstanding at March 31, 2012, and 22,693,437 shares issued and 22,662,547 shares outstanding at April 2, 2011.	23	23
Treasury stock	(385)	(385)
Additional paid-in capital	187,925	182,697
Accumulated other comprehensive loss	(806)	(895)
Retained earnings	64,396	28,636
Total stockholders' equity	251,153	210,076
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$353,749	$340,007

West Marine, Inc.

Condensed Consolidated Statements of Operations

(Unaudited and in thousands, except per share data)

	13 Weeks Ended
	March 31, 2012		April 2, 2011
Net revenues	$121,468	100.0%	$113,817	100.0%
Cost of goods sold	91,968	75.7%	89,136	78.3%
Gross profit	29,500	24.3%	24,681	21.7%
Selling, general and administrative expense	39,903	32.9%	36,871	32.4%
Restructuring costs (recoveries)	5	0.0%	(77)	-0.1%
Loss from operations	(10,408)	-8.6%	(12,113)	-10.6%
Interest expense	220	0.1%	167	0.2%
Loss before income taxes	(10,628)	-8.7%	(12,280)	-10.8%
Provision (benefit) for income taxes	(4,381)	-3.6%	65	0.0%
Net loss	$(6,247)	-5.1%	$(12,345)	-10.8%

Net loss per common and common equivalent share:

Basic	$(0.27)		$(0.55)
Diluted	$(0.27)		$(0.55)

Weighted average common and common equivalent shares outstanding:
Basic	23,012		22,639
Diluted	23,012		22,639

West Marine, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited and in thousands)

	13 Weeks Ended
	March 31, 2012	April 2, 2011

OPERATING ACTIVITIES:
Net loss	$(6,247)	$(12,345)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,760	3,507
Share-based compensation	648	570
Tax benefit for equity issuance	95	52
Excess tax benefit from share-based compensation	(217)	(52)
Deferred income taxes	1,532	(1)
Provision for doubtful accounts	94	26
Lower of cost or market inventory adjustments	834	1,487
Loss (gain) on asset disposals	79	(4)
Changes in assets and liabilities:
Trade receivables	(2,077)	(1,214)
Merchandise inventories	(48,343)	(47,593)
Other current assets	(10,893)	(2,602)
Other assets	(239)	(147)
Accounts payable	21,264	26,061
Accrued expenses and other	(35)	(4,081)
Deferred items and other non-current liabilities	93	345
Net cash used in operating activities	(39,652)	(35,991)

INVESTING ACTIVITIES:
Purchases of property and equipment	(3,401)	(5,262)
Proceeds from sale of property and equipment	20	13
Net cash used in investing activities	(3,381)	(5,249)

FINANCING ACTIVITIES:
Borrowings on line of credit	1,156	22,543
Repayments on line of credit	(1,156)	(1,472)
Proceeds from exercise of stock options	1,093	184
Excess tax benefit from share-based compensation	217	52
Net cash provided by financing activities	1,310	21,307

Effect of exchange rate changes on cash	(13)	(18)

NET DECREASE IN CASH	(41,736)	(19,951)

CASH AT BEGINNING OF PERIOD	43,966	22,019
CASH AT END OF PERIOD	$2,230	$2,068
Other cash flow information:
Cash paid for interest	$167	$88
Cash paid for income taxes	150	160
Non-cash investing activities:
Property and equipment additions in accounts payable	422	1,757